HUMANA INC.
INCENTIVE STOCK OPTION AGREEMENT
UNDER THE 2011 STOCK INCENTIVE PLAN

THIS STOCK OPTION AGREEMENT (“Agreement”) made as of <award_date> (the “Grant Date”) by and between HUMANA INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Company"), and <first_name> <middle_name> <last_name>, an employee of the Company (hereinafter referred to as "Optionee").
WITNESSETH:
WHEREAS, the Humana Inc. 2011 Stock Incentive Plan (the "Plan") was approved by the Company’s Board of Directors (the "Board") and stockholders; and
WHEREAS, the Company desires to grant to Optionee an option to purchase shares of common stock of the Company in accordance with the Plan.
NOW, THEREFORE, in consideration of the premises, mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and Optionee agree as follows:
1.    The Company hereby grants to Optionee, as a matter of separate inducement and agreement and not in lieu of salary or other compensation for services, an Incentive Stock Option to purchase <shares_awarded> shares of the $.16‑2/3 par value common stock of the Company ("Common Stock") at the purchase price of $<award_price> per share (the "Option") exercisable on the terms and conditions set forth herein.
2.    The term of the Option shall commence upon the date of grant,     <award_date>, and shall expire on <expire_Date> (“Expiration Date”).
3.    Except as otherwise set forth herein, this Option shall be exercisable in full by Optionee or his/her personal representative per the attached schedule.
4.    A.    If the employment of Optionee by the Company is terminated for Cause, all the rights of Optionee under this Agreement, whether or not exercisable, shall terminate immediately.
B.    If the employment of Optionee is terminated for any reason other than for Cause, Retirement, death or Disability, unless otherwise specified herein, all the rights of Optionee under this Agreement then exercisable shall remain exercisable at any time within ninety (90) days after the date of such termination, but in no event beyond the Expiration Date.
C.    In the event of Optionee’s Retirement, (i) to the extent that this Option (or portion hereof) is exercisable as of the date of such Retirement, this Option (or portion hereof) shall be exercisable at any time within two (2) years after the date of Retirement, but in no event beyond the Expiration Date, and only to the extent the Option (or portion hereof) was exercisable at the date of Retirement, and (ii) to the extent that this Option (or portion hereof) is not exercisable as of the date of such Retirement, an additional portion of the Option shall immediately vest and become exercisable upon the Optionee’s Retirement, with such additional portion to be the annual increment of the Option that would have vested during the one (1) year period beginning on the date of the Optionee’s Retirement, and the portion of the Option that vests pursuant to this clause (ii) shall be exercisable at any time within two (2) years following the date of Optionee’s Retirement, but in no event beyond the Expiration Date. Any portion of the Option that is not exercisable on the date of Optionee’s Retirement and could not become exercisable after taking into account the provisions of this Section I.D.3. shall be immediately forfeited upon Optionee’s Retirement.
D.    In the event of termination due to death or Disability of Optionee while in the employ of the Company, this Option shall become exercisable within 30 days of the termination due to death or Disability of Optionee and shall remain exercisable by Optionee or the person or the persons to whom those rights pass by will or by the laws of descent and distribution or, if appropriate, by the legal representative of the Optionee or the estate of the Optionee at any time within two (2) years after the date of such death or Disability.
5.    A.    This Option shall be exercisable only by written notice to the Secretary of the Company at the Company's principal executive offices, or through the on-line procedure to such broker-dealer as designated by the Company, by Optionee or his/her legal representative as herein provided. Such notice shall state the number of shares with respect to which the Option is being exercised and shall be signed by Optionee or his/her legal representative, as applicable.
B.    The purchase price shall be paid as follows:
i)    In full in cash upon the exercise of the Option; or
ii)    By tendering to the Company shares of the Common Stock of Company owned by him/her prior to the date of exercise and having an aggregate Fair Market Value equal to the cash exercise price applicable to his/her Option; or
iii)    A combination of 5(B)(i) and 5(B)(ii) above.
C.    Federal, state and local income and employment taxes and other amounts as may be required by law to be collected by the Company (“Withholding Taxes”) in connection with the exercise of this Option shall be paid pursuant to the Plan by Grantee at the time such Withholding Taxes become due. The Company shall, at the Grantee’s election, withhold delivery of a number of Shares with a Fair Market Value as of the exercise date equal to the Withholding Taxes in satisfaction of the Grantee’s obligations hereunder.
6.    The Option granted under this Agreement to Optionee may not be assigned, transferred, pledged, alienated or hypothecated in any manner during Optionee's lifetime, but shall be solely and exclusively the right of Optionee to exercise during his/her lifetime. Should Optionee attempt to assign, transfer, pledge, alienate or hypothecate this Option or any rights hereunder in any manner whatsoever, such action shall constitute a breach of the covenants hereunder and Company may terminate this Option as to any then unexercised shares.
7.    In the event of a Change in Control, if the employment of Optionee is terminated within two (2) years following the Change in Control (i) by the Company or its acquirer or successor for any reason other than Cause or (ii) by Optionee with Good Reason (as defined below) (a “Change in Control Termination”), this Option (or any option or other award for which this Option is substituted or into which this Option is converted into in connection with the Change in Control) shall become fully vested and immediately exercisable in its entirety, and this Option (or any substitute award) shall remain exercisable until the [second] anniversary of the date of the termination of the Optionee’s employment, but in no event beyond the Expiration Date. For the purposes of this Agreement, “Good Reason” means,

(a) if Optionee is a party to an employment or a severance agreement with the Company or one of its Subsidiaries in which “Good Reason” is defined, the occurrence of any circumstances defined as “Good Reason” in such employment or severance agreement, or (b) if Optionee is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Good Reason” is defined, the relocation of Optionee’s office at which Optionee is to perform his or her duties to a location more than thirty (30) miles from the location at which Optionee performed his or her duties prior to the Change in Control.
8.This Agreement shall be binding and conclusive upon each successor and assign of the Company. This Agreement may be amended only by a writing signed by each of the parties hereto. It is the intent of the parties to this Agreement that the benefits of any appreciation of the underlying Common Stock during the term of the Option shall be preserved in any event, including but not limited to a recapitalization, merger, consolidation, reorganization, stock dividend, stock split, reverse stock split, spin-off or similar transaction, or other change in corporate structure affecting the Shares, as more fully described in Sections 4.6 and 11 of the Plan. All obligations imposed upon Optionee and all rights granted to Optionee and to the Company shall be binding upon Optionee's heirs and legal representatives.
9.    Except as to matters of federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.
10.    If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any relevant jurisdiction, or would disqualify the Optionee under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Agreement shall remain in full force and effect. Any provision in this Agreement determined by competent authority to be in conflict with 422 of the Internal Revenue Code of 1986, as amended, or its successor, in regard to qualifying this Option as an incentive stock option shall be ineffective ab initio to the extent of such conflict.
11.    Any term used herein and not otherwise defined herein shall have the same meaning as in the Plan. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan. Any disputes or questions of right or obligation which shall result from or relate to any interpretation of this Agreement shall be determined by the Committee. Any such determination shall be binding and conclusive upon Optionee, his/her assigns, and any person or persons claiming through Optionee as to any rights hereunder.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Optionee has executed this Agreement, each as of the day first above written.

"Company"

ATTEST:		HUMANA INC.

BY:	/s/ JOAN O. LENAHAN	BY:	/s/ BRUCE D. BROUSSARD
	JOAN O. LENAHAN		BRUCE D. BROUSSARD
	Vice President and Corporate Secretary		President & Chief Executive Officer

“Optionee”

<first_name><middle_name><last_name>

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